AGREEMENT OF PURCHASE AND SALE
                             BY AND BETWEEN
                     GOW MANAGEMENT SERVICES, INC.
                                  AND
                       S. H. GOW & COMPANY, INC.


     THIS AGREEMENT, effective as of 12:02 a.m. on January 1, 1997

("Effective Date"), is made and entered into this _____ day of January,

1997, by and between HILB, ROGAL AND HAMILTON COMPANY, a Virginia corporation ("HRH"), acting on behalf of itself and the wholly owned subsidiary of Seller it will acquire upon completion of a merger on or around January 7, 1997, but will be accounted for as if effective as of

12:01 a.m. on January 1, 1997, GOW MANAGEMENT SERVICES, INC., a Delaware

corporation ("Buyer"); S. H. GOW & COMPANY, INC.,  a Delaware corporation

("Seller"); and Seller's three shareholders, JEFFREY GOW ("Mr. J. Gow"),

MICHAEL GOW ("Mr. M. Gow"), and RICHARD MASON ("Mr. Mason"), with Messrs.

Mason, J. Gow and M. Gow  collectively being referred to herein as

"Shareholders".

                          W I T N E S S E T H:

     WHEREAS, HRH is engaged in the business of owning insurance agencies;

     WHEREAS, Seller currently conducts an insurance agency business in and around Buffalo, New York;

     WHEREAS, simultaneously herewith, HRH and Buyer have entered into an

Agreement of Merger pursuant to which HRH will acquire Buyer from

Shareholders, effective upon filing of the Certificate of Merger on or around January 7, 1997, but to be accounted for as if effective as of

12:01 a.m. on January 1, 1997 (the "Agreement of Merger");

     WHEREAS, Shareholders desire that Seller sell certain of its assets utilized in that business under the terms hereinafter provided;

     WHEREAS, HRH desires that Buyer, after it has been acquired by HRH pursuant to the Agreement of Merger, purchase certain of Seller's assets utilized in such business.

     NOW THEREFORE, in consideration of the premises and of the mutual promises and covenants hereinafter set forth, and intending to be legally bound, the parties hereto agree as follows:

         PORTIONS OF THIS AGREEMENT ARE SUBJECT TO ARBITRATION.

     1.   Sale and Assignment of Assets.  Subject to the terms and

conditions contained in this Agreement, Seller hereby agrees to sell convey, transfer, assign and deliver to Buyer, free and clear of any judgment, mortgage, pledge, lien, conditional sale agreement, security interest, option, or other encumbrance or claim of any nature whatsoever

(other than liens which relate to liabilities expressly assumed by Buyer hereunder), all of Seller's right, title and interest in and to the following assets ("Assets"):  (i) its insurance customer lists,

expiration lists and records, book of business, business records, files and daily reports; (ii) all furniture, fixtures and equipment identified on Schedule 1 attached hereto, all of which are used in, or form a part of, Seller's insurance agency business; (iii) all of its rights and interest in and to its agency agreements with those insurance companies for which it acts as agent, including all contingency and profit sharing agreements with such companies; (iv) certain maintenance and other agreements listed on Schedule 1; (v) all of its rights or interests in restrictive covenants or other agreements protecting or prohibiting any of the accounts transferred in (i) above from being solicited by others;

(vi) cash of Seller in amount equal to "pre-billed" accounts to be assumed by Buyer (i.e., premiums collected with respect to policies which are effective on or after the Effective Date); and (vii) the goodwill of

Seller, including, but not limited to, the corporate name of "S. H. Gow &

Company, Inc." and any trade names related thereto.  Seller shall sign such Bills of Sale in form and substance as set forth in Schedule 1.1, or other documents of assignment or transfer as Buyer shall request.

     Buyer is not acquiring, and is hereby expressly excluded from acquiring from Seller, the following assets of the Seller which the

Seller retains:  (i) except as provided in clause (vi) of the preceding paragraph, cash or other readily liquid working capital on hand as of the close of business of Seller on the day prior to the Effective Date

("Pre-Effective Moment"); (ii) accounts and other receivables as of the

Pre-Effective Moment, including commissions earned but not paid on business billed by Seller which was written and having an effective date prior to the Pre-Effective Moment, but excluding direct bill commissions which shall be treated as earned when received; and  (iii) prepaid insurance, finance charges, taxes and licenses.  Except for those liabilities of Seller listed in Schedule 6.K (the "Assumed Liabilities"),

Buyer is not assuming any liabilities of Seller of any kind and shall be fully indemnified therefor.

     2.   Purchase Price.  In consideration for the transfer and

assignment of the above-described Assets, the Buyer shall pay to the

Seller at the times specified herein the sums referred to in A, B, C, and

D  (collectively the "Purchase Price"), payable as follows:

          A.   On the later of the Closing Date or the Effective Date

("Transfer Date"), Buyer shall deliver to Seller the sum of TWO MILLION

FOUR HUNDRED SEVENTY-FIVE THOUSAND AND NO/100 DOLLARS ($2,475,000);

          B.   On March 3, 1998, Buyer shall pay Seller, before

application of any applicable offset or indemnity, that sum determined to be due pursuant to Section 3.A, which amount shall not be greater than

$1,278,450, nor less than $675,000;

          C.   On March 2, 1999, Buyer shall pay Seller, before

application of any applicable offset or indemnity, that sum determined to be due pursuant to Section 3.B, which amount shall not be greater than

$1,278,450, nor less than $675,000;

          D.   On March 1, 2000, Buyer shall pay Seller, before

application of any applicable offset or indemnity, that sum determined to be due pursuant to Section 3.C, which amount shall not be greater than

$1,278,450, nor less than $675,000;

          E.   Additionally, not as a part of Purchase Price, but as

additional consideration to bind their restrictive covenants, Buyer shall disburse at the same time as the payments in B, C and D are made,

respectively an aggregate amount of money before application of any applicable offset or indemnity, to Mr. Mason and those individuals named in Section 8.B equal to 49.14243% of the amount by which each of the payments determined pursuant to B, C and D exceeds $675,000.  For example, if the amount determined to be due Seller pursuant to Section

3.A is $1,000,000, then the aggregate amount to be distributed among the eligible individuals would be $159,712.90 (($1,000,000 - 675,000) x

 .4914243)).  As a second example, if the amount determined to be due

Seller pursuant to Section 3.B is the maximum amount of $1,278,450, then the aggregate amount to be distributed among the eligible individuals would also be the maximum amount of $296,550.  As the third and final example, if the amount determined to be due Seller pursuant to Section

3.C is the minimum amount of $675,000, then the aggregate amount to be distributed among the eligible individuals would also be the minimum amount of $0 (zero).

          F.   The payments referenced in B, C and D above are hereafter

referred to as "Buyer's Deferred Obligations."  Each of Buyer's Deferred

Obligations shall have interest imputed at the lowest applicable federal rate allowed Buyer pursuant to Section 1274 of the Internal Revenue Code of 1986, as amended ("Code"), with respect to such Buyer's Deferred

Obligation (for Buyer's Deferred Obligation due March 3, 1998: 5.63%; for

Buyer's Deferred Obligation due March 2, 1999: 5.63%; for Buyer's

Deferred Obligation due March 1, 2000: 6.10%).  Buyer's Deferred

Obligations shall contain a right of offset as specified in Sections 3 and 13 hereof.

          G.   On the Transfer Date, Buyer shall pay to each of the

Shareholders, not as a part of the Purchase Price (as herein defined) but as an integral part of the transactions contemplated herein, that sum called for in the Employment Agreement and Covenant Not to Compete for

such Shareholder to receive for covenanting not to compete with Buyer or

HRH.  These payments have been separately bargained for by the parties and represent full and fair value to each of the Shareholders for his individual covenant not to compete.

          H.   On the Transfer Date, in exchange for the present payment

and the future payments of the Purchase Price to Seller, each at the times specified herein, Buyer shall receive the Assets from Seller free and clear of any lien or encumbrance of any kind whatsoever, other than liens related to the Assumed Liabilities.

     3.   Abatement of the Purchase Price.

          A.   Abatement of Purchase Price Based on Year 1 Agency Profit.

               (1)  As used herein, the term "Year 1 Agency Profit" shall mean the net profit of Buyer for calendar year 1997 ("Year 1"),

determined in accordance with generally accepted accounting principles applied on a consistent basis, but subject to Buyer's accounting policies

(which shall satisfy generally accepted accounting principles) as set forth from in HRH's Accounting Policies and Procedures Manual previously provided to Seller ("Buyer's GAAP") and applied uniformly in determining the net profit of each subsidiary of HRH, before any provision for federal or state income taxes and before any provision for amortization of any portion of the Assets which are intangible and before any provision for any overhead charge by HRH, as the parent of the Buyer, to the Buyer.  Additionally, the parties have reached special agreement with regard to the calculation of Year 1 Agency Profit as it relates to interest income and expense, profit sharing expense, bad debt expense,

depreciation, professional fees, business insurance and other direct corporate costs, and a new producer's salary as set forth in this subsection.  Specifically, interest income and expense shall be calculated in the manner described below and, to the extent not inconsistent therewith, in a manner consistent with the pro forma financial statements attached hereto as Schedule 3, such that interest income and expense shall reflect the true operating results and shall not be unnecessarily credited or charged with excessive interest income or expense; profit sharing expense shall be set at 7% of eligible compensation, regardless of the actual number (higher or lower) actually determined to be contributed to HRH's Pension and Profit Sharing Plan;

bad debt expense charged against earnings shall be the actual bad debt expense booked according to HRH accounting policy; depreciation charges shall be the actual depreciation charged; the charges against the earnings for professional fees (other than "hearing" legal costs),

business insurance and other direct corporate costs shall be $216,000,

regardless of the actual costs incurred therefor by Buyer; Year 1 Agency

Profit shall not be charged with up to $30,000 of a new producer's salary provided that such new producer produces commission income from new accounts, which accounts were not acquired as part of the Assets or from existing customers of Seller or Buyer, equal to at least 50% of such excluded amount; Seller shall reimburse the costs incurred by Buyer with respect to the employment of Stephen H. Gow (except for expenses incurred for benefits provided to all employees of Buyer), and such reimbursed amount shall not be charged as an expense in computing Year 1 Agency

Profit; and Seller shall reimburse Buyer $26,000 with respect to the lease by Buyer from Seller of certain premises at 344 Delaware Avenue,

Buffalo, New York, and such amount shall not be charged as an expense in computing Year 1 Agency Profit.

     The Buyer shall cause the Year 1 Agency Profit to be determined, and the amount thereof communicated to the Shareholders, as soon as is reasonably practicable after Year 1, and, in all events, no later than sixty-two (62) days after Year 1.  In the event of a disagreement by the

Shareholders, collectively, as to the computation of the Year 1 Agency

Profit, such disagreement shall be resolved in the manner described in subsection D., below.

               (2)  To the extent the Year 1 Agency Profit shall be less

than $1,350,000 (with such deficiency being the "Year 1 Deficiency"),

then for each $1 of Year 1 Deficiency, Buyer shall be entitled to reduce the portion of the Purchase Price payable in fourteen months by aggregate amounts of $1.341 down to a minimum aggregate amount payable of $675,000.

For example, if the Year 1 Deficiency equals $50,000, the fourteen month payment to be received by Seller would be reduced by $67,050 to the aggregate amount payable of $1,211,400.  If the Year 1 Deficiency equals or exceeds $450,000, the fourteen month payment to be received by Seller would be reduced by the maximum amount of $603,450 to the minimum aggregate amount payable of $675,000.00.

          B.   Abatement of Purchase Price Based on Year 2 Agency Profit.

               (1)  As used herein, the term "Year 2 Agency Profit" shall mean the net profit of the Buyer for calendar year 1998 ("Year 2"),

determined in accordance with Buyer's GAAP and applied uniformly in determining the net profit of each subsidiary of HRH, before any provision for federal or state income taxes, before any provision for amortization of any portion of the Assets which are intangible and before any provision for any overhead charge by HRH, as the parent of the Buyer,

to the Buyer.  Additionally, the parties have reached special agreement with regard to the calculation of Year 2 Agency Profit as it relates to interest income and expense, profit sharing expense, bad debt expense,

depreciation, professional fees, business insurance and other direct corporate costs, and a new producer's salary as set forth in this subsection.  Specifically, interest income and expense shall be calculated in the manner described below and, to the extent not inconsistent therewith, in a manner consistent with the pro forma financial statements attached hereto as Schedule 3, such that interest income and expense shall reflect the true operating results and shall not be unnecessarily credited or charged with excessive interest income or expense; profit sharing expense shall be set at 7% of eligible compensation, regardless of the actual number (higher or lower) actually determined to be contributed to HRH's Pension and Profit Sharing Plan;

bad debt expense charged against earnings shall be the actual bad debt expense booked according to HRH accounting policy; depreciation charges shall be the actual depreciation charged; the charges against the earnings for professional fees (other than "hearing" legal costs),

business insurance and other direct corporate costs shall be $216,000,

regardless of the actual costs incurred therefor by Buyer; Year 2 Agency

Profit shall not be charged with up to $30,000 of a new producer's salary provided that such new producer produces commission income from new accounts, which accounts were not acquired as part of the Assets or from existing customers of Seller or Buyer, equal to at least 50% of such excluded amount; Seller shall reimburse the costs incurred by Buyer with respect to the employment of Stephen H. Gow (except for expenses incurred for benefits provided to all employees of Buyer), and such reimbursed amount shall not be charged as an expense in computing Year 2 Agency

Profit; and Seller shall reimburse Buyer $26,000 with respect to the lease by Buyer from Seller of certain premises at 344 Delaware Avenue,

Buffalo, New York, and such amount shall not be charged as an expense in computing Year 2 Agency Profit.

     The Buyer shall cause the Year 2 Agency Profit to be determined, and the amount thereof communicated to the Shareholders, as soon as is reasonably practicable after Year 2, and, in all events, no later than sixty-two (62) days after Year 2.  In the event of any disagreement by the Shareholders, collectively, as to the computation of the Year 2

Agency Profit, such disagreement shall be resolved in the manner described in subsection D, below.

               (2)  To the extent the Year 2 Agency Profit shall be less

than $1,350,000 (with such deficiency being the "Year 2 Deficiency"),

then for each $1 of Year 2 Deficiency, Buyer shall be entitled to reduce the portion of the Purchase Price payable in twenty-six months by aggregate amounts of $1.341, down to a minimum aggregate amount payable of $675,000.  For example, if the Year 2 Deficiency equals $50,000, the twenty-six month payment to be received by Seller would be reduced by

$67,050 to the aggregate amount payable of $1,211,400.  If the Year 2

Deficiency equals or exceeds $450,000, the twenty-six month payment to be received by Seller would be reduced by the maximum amount of $603,450 to the minimum aggregate amount payable of $675,000.

          C.   Abatement of Purchase Price Based on Year 3 Agency Profit.

               (1)  As used herein, the term "Year 3 Agency Profit" shall mean the net profit of the Buyer for calendar year 1999 ("Year 3"),

determined in accordance with Buyer's GAAP and applied uniformly in determining the net profit of each subsidiary of HRH, before any provision for federal or state income taxes, before any provision for amortization of any portion of the Assets which are intangible and before any provision for any overhead charge by HRH, as the parent of the Buyer,

to the Buyer.  Additionally, the parties have reached special agreement with regard to the calculation of Year 3 Agency Profit as it relates to interest income and expense, profit sharing expense, bad debt expense,

depreciation, professional fees, business insurance and other direct corporate costs, and a new producer's salary as set forth in this subsection.  Specifically, interest income and expense shall be calculated in the manner described below and, to the extent not inconsistent therewith, in a manner consistent with the pro forma financial statements attached hereto as Schedule 3, such that interest income and expense shall reflect the true operating results and shall not be unnecessarily credited or charged with excessive interest income or expense; profit sharing expense shall be set at 7% of eligible compensation, regardless of the actual number (higher or lower) actually determined to be contributed to HRH's Pension and Profit Sharing Plan;

bad debt expense charged against earnings shall be the actual bad debt expense booked according to HRH accounting policy; depreciation charges shall be the actual depreciation charged; the charges against the earnings for professional fees (other than "hearing" legal costs),

business insurance and other direct corporate costs shall be $216,000,

regardless of the actual costs incurred therefor by Buyer; `Year 3 Agency

Profit shall not be charged with up to $30,000 of a new producer's salary provided that such new producer produces commission income from new accounts, which accounts were not acquired as part of the Assets or from existing customers of Seller or Buyer, equal to at least 50% of such excluded amount; Seller shall reimburse the costs incurred by Buyer with respect to the employment of Stephen H. Gow (except for expenses incurred for benefits provided to all employees of Buyer), and such reimbursed amount shall not be charged as an expense in computing Year 3 Agency

Profit; and Seller shall reimburse Buyer $26,000 with respect to the lease by Buyer from Seller of certain premises at 344 Delaware Avenue,

Buffalo, New York, and such amount shall not be charged as an expense in computing Year 3 Agency Profit.

     The Buyer shall cause the Year 3 Agency Profit to be determined, and the amount thereof communicated to the Shareholders, as soon as is reasonably practicable after Year 3, and, in all events, no later than sixty-two (62) days after Year 3.  In the event of any disagreement by the Shareholders, collectively, as to the computation of the Year 3

Agency Profit, such disagreement shall be resolved in the manner described in subsection D., below.

               (2)  To the extent the Year 3 Agency Profit shall be less

than $1,350,000 (with such deficiency being the "Year 3 Deficiency"),

then for each $1 of Year 3 Deficiency, Buyer shall be entitled to reduce the portion of the Purchase Price payable in twenty-six months by aggregate amounts of $1.341, down to a minimum aggregate amount payable of $675,000.  For example, if the Year 3 Deficiency equals $50,000, the twenty-six month payment to be received by Seller would be reduced by

$67,050 to the aggregate amount payable of $1,211,400.  If the Year 3

Deficiency equals or exceeds $450,000, the twenty-six month payment to be received by Seller would be reduced by the maximum amount of $603,450 to the minimum aggregate amount payable of $675,000.

          D.   Determination of Agency Profit.

               (1)  As soon as practicable after Year 1, Year 2 and Year

3, and in all events, no later than sixty-two (62) days after Year 1,

Year 2 and Year 3, respectively, Buyer or HRH shall deliver to the

Shareholders the determination of the Year 1 Agency Profit, Year 2 Agency

Profit and Year 3 Agency Profit ("Profit Statements").  In addition, the

Shareholders or any firm or certified public accountants designated by the Shareholders (referred to below as the "Seller's Reviewer") shall be permitted reasonable access to the work papers, schedules, memoranda and other documents used in preparing the Profit Statements.

               (2)  As soon as is reasonably practicable after delivery

to the Shareholders of the Profit Statements, and, in all events, within fifteen business (15) days after such delivery, the Shareholders shall give written notice to the Buyer either to the effect that the Profit

Statement is acceptable as prepared or specifying any disagreement with respect to any item in such document.  In the event of any disagreement,

the Shareholders, on the one hand, and the Buyer, on the other hand,

shall each make a good faith attempt to reconcile the difference;

however, if they are unable to reconcile all differences within a period of fourteen (14) days after notification to the Buyer of such disagreement, then the Shareholders, on the one hand, and the Buyer, on the other hand, shall submit all questions in dispute to one of the "Big

Six" firms of certified public accountants (other than Seller's Reviewer or the accounting firm normally employed by Seller, HRH or Buyer, if applicable) located at a mutually agreed neutral site, as may be agreed upon by the Shareholders, on the one hand, and the Buyer, on the other hand, or, in default of such agreement, as may be determined by the

President at such time of the American Institute of Certified Public

Accountants, which chosen accounting firm ("Umpire") shall, within a period of thirty (30) days after submission, determine and report to the

Shareholders, on the one hand, and the Buyer, on the other hand, upon all questions in dispute, and the report of the Umpire shall be final,

conclusive and binding on the Shareholders and the Buyer.  The fees charged by the Umpire shall be equally divided among the Shareholders, on the one hand, and the Buyer on the other hand.

     The Profit Statements, as prepared by the Buyer or HRH, or, if varied by agreement between the Shareholders, on the one hand, and the

Buyer, on the other hand, or by the report of the Umpire, then as so varied, shall be final, conclusive and binding on the Shareholders and the Buyer.

           E.  No Commissions Counted Twice.  Notwithstanding anything in the foregoing to the contrary, the accounting for any account for purposes of determining Year 1 Agency Profit, Year 2 Agency Profit and

Year 3 Agency Profit shall be done in such a manner as to prevent any commissions which are earned in one year from being counted in two years and in such a manner as to prevent two years of commissions from any such account as being earned in any one year.

     4.   Allocation of Purchase Price.  The Purchase Price shall be allocated at Closing in the manner prescribed under Section 1060 of the

Code and the regulations promulgated thereunder.  Buyer and Seller intend to allocate the Purchase Price, after imputation of interest, among the

Assets as follows:

     Expiration Lists         4,867,825
     Furniture, Fixtures
        and Equipment         Adjusted tax basis as of 12/31/96

          Goodwill            Balance of Purchase Price

To the extent any payment based on Year 1 Agency Profit, Year 2 Agency

Profit and Year 3 Agency Profit is less than the maximum payment called for herein, Buyer and Seller shall first apply such reduction to goodwill.  If such reductions eliminate goodwill, then such reduction shall next be applied to the value of the expiration lists.  If any payment is made pursuant to the Agreement in excess of the Purchase

Price, such excess shall be allocable to goodwill.  All adjustments shall be discounted to their present value at the time of such adjustment by using the imputed interest percentage which shall adjust the amount of imputed interest accordingly.  Buyer and Seller mutually covenant and agree that for tax purposes each of them will report the purchase and sale consummated hereunder on the basis of the foregoing allocation in compliance with Section 1060 of the Code.

     5.   Closing.  The closing ("Closing") shall be held at the offices of Hodgson, Russ, Andrews, Woods & Goodyear, LLP on January 7, 1997, at

10:00 a.m. ("Closing Date").

     6.   Representations and Warranties of Seller and Shareholders.

Seller and Shareholders, jointly and severally, hereby represent and warrant to the Buyer and HRH as follows:

          A.   Except as set forth in Schedule 6.A, Seller has good and

marketable title to, and owns, the Assets to be sold, assigned and transferred hereunder, and the Assets are, or will be as of the Effective

Date, free and clear from any and all judgments, mortgages, pledges,

liens, conditional sales agreements, security interest, options or other encumbrances or claims of every nature and kind whatsoever, other than liens on any Assets transferred subject to any Assumed Liabilities.

          B.   Seller is a corporation duly organized, validly existing

and in good standing as a domestic corporation under the laws of the

State of Delaware; Seller possesses all necessary corporate power to enter into this Agreement and to consummate the transactions contemplated hereby; the Shareholders and Board of Directors of Seller have taken, or will have taken by the Closing Date, all necessary corporate actions to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and except as set forth on Schedule 6.B, neither the execution and delivery of this

Agreement nor the consummation of the transactions contemplated hereby will breach or violate any provision of Seller's certificate of incorporation or bylaws, any statute or ordinance, or any material contract, agreement or other instrument to which Seller is a party or by which it is bound.

          C.   Except as set forth on Schedule 6.C, no notice, report or

other filing is required to be submitted to, and no consent, approval or authorization is required to be received from, any governmental authority or other person or entity in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereunder, except where failure to do so will not have a material adverse effect.

          D.   Seller is not in default under any material agreement

which is being assigned to Buyer hereunder.

          E.   Except as set forth on Schedule 6.E, there are no

judgments, actions, suits, levies, attachments or governmental or administrative agency proceedings pending or, to the best knowledge of

Shareholders, threatened against or affecting the Assets or the transactions contemplated by this Agreement, nor are there any such actions pending or, to the best knowledge of Shareholders, threatened between Seller and any of its clients or insurance companies for which it acts as agent.

          F.   Seller is, and has during the past five years been, in

full compliance in all material respects with all licensing and other regulatory laws for the conduct of its present operations (including,

without limitation, its property and casualty, personal lines and life businesses) and all of Seller's employees or agents who write any type of insurance for Seller (including the Shareholders) are and have been, in full compliance in all material respects with all licensing and other regulatory laws such that Seller and Shareholders have no liabilities of any nature related to any failure, whether intentional or inadvertent, to comply with any such laws and which may attach to, or affect the use of,

the Assets in a materially adverse manner by the Buyer or HRH.  Attached hereto as Schedule 6.F is a complete list of all insurance licenses held by Seller and all states in which it is qualified to transact business.

          G.   Seller maintains errors and omissions coverage for all of

its operations in amounts which it deems to provide adequate coverage;

all such policies are described on Schedule 6.G (carrier, retrodate,

claims made or occurrence policy, deductible and limits); and except as set forth on Schedule 6.G, neither Seller nor Shareholders have received any notice of any claim against Seller, its agents, employees or directors or any of the Shareholders.

          H.   (1)  Schedule 6.H. contains a true and complete list of

each "employee pension benefit plan" (within the meaning of Section 3(2)

of the Employee Retirement Income Security Act of 1974, as amended

("ERISA") (including without limitation multiemployer plans within the meaning of ERISA Section 3(37)), under which any employee or former employee of Seller has any present or future right to benefits or under which Seller have any present or future liability.  All such plans,

agreements, programs, policies and arrangements shall be collectively referred to as the "Seller Plans".

               (2)  Each Seller Plan which is intended to be qualified

within the meaning of section 401(a) of the Code is so qualified and has received a favorable determination letter as to its qualification, or application has been made to the Internal Revenue Service for the issuance of such letter.

               (3)  No Seller Plan is a multiemployer plan within the

meaning of Section 4001(a)(3) of ERISA or is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA subject to Title IV of

ERISA.

               (4)  Except as disclosed on Schedule 6.H, Seller has no

employment agreement with any employee which is not terminable at will and no employee pension, profit-sharing, or other retirement plan.

          I.   The list of Seller's liabilities, including liabilities

for credit receivables and liabilities to insurance companies for all lines of insurance business outstanding as of the Pre-Effective Moment

(which liabilities shall be separately stated and referred to as "Credit

Receivables" and as "Insurance Company Payables"), attached hereto as

Schedule 6.I is complete and correct as of the date hereof and will be updated as soon as practicable after the date hereof to reflect a complete and correct list of such Seller's liabilities as of the Pre-

Effective Moment; and other than the Assumed Liabilities, Seller and the

Shareholders are and will be responsible for all liabilities of Seller of any type whatsoever accrued as of the Effective Date.

          J.   Schedule 6.J contains a correct and complete list of all

insurance companies with respect to which Seller has an agency contract or similar relationship.  Except as identified in Schedule 6.J, no

Shareholder has any knowledge of any proposed termination of, or modification to, the existing relations between Seller and any of such insurance companies.  Furthermore, except as otherwise set forth in

Schedule 6.J, all accounts with all insurance companies represented by

Seller or with whom it transacts business are current and there are no material disagreements or unreconciled discrepancies between Seller and any such company as to the amounts owed by Seller.

          K.   Except as disclosed on Schedule 6.K, there are no

maintenance or other continuing agreements affecting or concerning the use of the Assets or Seller's insurance agency business.

          L.   Seller has timely filed or will file all tax returns

required of it and timely paid all tax liabilities owed by it, such that no tax liabilities to Buyer or HRH of any kind whatsoever could be attached to or associated with the Assets.

          M.   Seller and Shareholders have caused to be delivered to HRH and Buyer true and complete copies of (1) Seller's 1995 federal and state income tax returns, (2) Seller's audited financial statements for the period ended December 31, 1995 and (3) Seller's compiled financial statements for the nine-month period ended September 30, 1996, and the calendar years ended in 1993 and 1994.  Seller and Shareholders shall cause any newly-prepared financial information for periods through the

Effective Date (including interim management reports) to be delivered promptly to the Buyer.

      Each of the foregoing financial statements is true and correct, is in accordance with the books and records of Seller, presents fairly the financial condition and results of operations of Seller as of and for the periods indicated, and has been prepared, or will be prepared, in accordance with generally accepted accounting principles consistently applied throughout the periods covered by such statements.  All such financial statements do not contain any untrue statement of any material fact nor omit to state any material fact required to be stated to make such financial statements not misleading.

          N.   Except as disclosed on Schedule 6.A, there are no

financing statements or other security interests of any kind filed or required to be filed against the Assets or affecting the use of, or title to, the Assets ("Financing Statements").  Except as further disclosed on

Schedule 6.A, there are no deferred money purchase notes related to the

Seller's acquisition of any portion of the Assets ("Notes").  Any such liabilities related to the Financing Statements or Notes can and will be paid off at or prior to Closing, except for liens relating to Assets transferred subject to any Assumed Liabilities as further detailed on

Schedule 6.A.

          O.   Other than fees owing to Marsh, Berry & Company, Inc.,

which fees are the responsibility of Seller and Shareholders, Seller and

Shareholders have not employed any broker or finder for the purposes of completing the transactions contemplated herein or for any transaction similar to the transactions contemplated herein such that no commission,

finder's fee, brokerage fee or similar charge will be incurred for the consummation of the transactions contemplated herein.

          P.   Except for the transactions contemplated herein, neither

Seller nor Shareholders have entered into any agreement for the sale of the Assets (or any portion thereof) or for the direct or indirect sale or exchange of Seller.

          Q.   Shareholders and Seller understand and acknowledge that

errors and omissions prior to the Effective Date remain their risk exclusively and are not insured under Buyer's or HRH's insurance program,

and have been advised to, and will, take out insurance, effective as of the Effective Date to insure each Shareholder and the Seller for claims arising under errors and omissions occurring prior to the Effective Date;

and when  such insurance is purchased, Shareholders and Seller will furnish all such certificates of insurance to Buyer and HRH as soon as is practicable.

          R.   Except as identified in Schedule 6.R, Shareholders have no knowledge of any proposed termination of any insurance account presently written or serviced by Seller.  Also, except as otherwise set forth in

Schedule 6.R, all customer accounts, including, without limitation, those accounts with respect to which Seller financed any premiums, are current.

For purposes of this Section, the terms "insurance account" and "customer account" shall be limited to accounts which generate aggregate annual income (commissions and fees) of $25,000 or more.

               The census data for all of Seller's employees as of the date hereof, in the form provided in Schedule 6.S , is true and complete in all material respects.

               The foregoing representations and warranties shall survive the

            Closing until March 1, 2000.

     7.   Representations and Warranties of Buyer and HRH.  Buyer and HRH

hereby represent and warrant to the Seller and the Shareholders as follows:

          A.   Buyer is duly organized, validly existing and in good

standing as a domestic corporation under the laws of the State of

Delaware; HRH is duly organized, validly existing and in good standing as a domestic corporation under the laws of the Commonwealth of Virginia;

each of Buyer and HRH has the corporate power to enter into this

Agreement and to consummate the transactions hereby contemplated and has taken all actions necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

          B.   This Agreement and the transactions contemplated hereby

will not breach or violate any provision of Buyer's or HRH's articles of incorporation or bylaws or any statute, rule, regulation or material agreement to which either is a party or by which either is bound.

          C.   Neither Buyer nor HRH has employed a broker or finder for

the purposes of completing the transactions contemplated hereby.

          D.   HRH has, and Buyer will have as of each time contemplated

for it to make such a payment, adequate financial resources and capability to consummate the transactions contemplated by this Agreement.

Neither HRH nor Buyer will be or become insolvent as a result of consummating the transactions contemplated by this Agreement.

          E.   Except for necessary reports and other filings with the

SEC and New York Stock Exchange, each of which has been or will be made prior to Closing, no notice, report or other filing is required to be submitted to, and no consent, approval or authorization is required to be received from, any governmental authority or other person or entity in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

          F.   The foregoing representations and warranties shall survive the Closing until March 1, 2000.

     8.   Conditions Precedent to Performance by Buyer and HRH.  The

obligation of Buyer and HRH to perform under this Agreement is contingent upon the following conditions being fulfilled at or prior to Closing (or the Effective Date, where stated to be applicable), any of which may be waived in Buyer's or HRH's sole discretion without impairing any right of indemnification or other right or remedy under this Agreement:

          A.   R. Mason shall have entered into an Employment Agreement

and Covenant Not to Compete with Buyer and each of J. Gow and M. Gow shall have entered into a Covenant Not to Compete with Buyer, in form and substance as set forth in Schedule 8.A attached hereto.

          B.   Each of the individuals listed on Schedule 8.B shall have

entered into an Employment Agreement and Covenant Not to Compete with

Buyer, substantially in form and substance as set forth in Schedule 8.B attached hereto.

          C.   Buyer and HRH shall have received from Hodgson, Russ,

Andrews, Woods & Goodyear, LLP, counsel to Seller, an opinion in form and substance as set forth in Schedule 8.C attached hereto.

          D.   The Shareholders and Seller shall have complied in all

material respects with all representations, warranties, conditions,

covenants and agreements required under this Agreement to be performed or complied with by Seller or the Shareholders on or before the Closing.

          E.   No suit, action or proceeding, or governmental

investigation, against or concerning, directly or indirectly, Seller, or any of Seller's assets and properties, shall have been instituted or reinstituted, nor shall any basis therefor have arisen, that might result in any order or judgment of any court or of any administrative agency which, in the opinion of the counsel for Buyer, renders it impossible or inadvisable for Buyer to consummate or cause to be consummated the transactions contemplated by this Agreement.

          F.   All transactions contemplated hereby, and the form and

substance of all legal proceedings and of all instruments used or delivered hereunder, shall be reasonably satisfactory to counsel for

Buyer.

          G.   The Buyer shall have received certified copies of

resolutions of the Board of Directors and Shareholders of Seller, to the

extent deemed necessary by, and in form satisfactory to, counsel for

Buyer, authorizing the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby.

          H.   The escrow provided for in Section 12 hereof shall have

been established and funded in accordance with such Section 12.

          I.   Each of the Shareholders, and, if applicable, all those

persons designated in Section 8.B, above, shall have obtained substantially all of the material licenses and other regulatory approvals necessary to operate lawfully the property and casualty, personal lines and life insurance businesses (in a manner similar to the present conduct of such businesses by Seller) to be conducted by Buyer and each of its agents, solicitors and employees.

          J.   HRH shall have completed the acquisition by merger of

Buyer, except for the actual filing of the Certificate of Merger which shall be submitted for filing on the date of Closing.

     8.1. Conditions Precedent to Performance by Seller and Shareholders.

The obligation of Seller and Shareholders to perform under this Agreement is contingent upon the following conditions being fulfilled at or prior to Closing (or the Effective Date, where stated to be applicable), any of which may be waived in Seller's or Shareholders' sole discretion without impairing any right of indemnification or other right or remedy under this Agreement:

          A.   Buyer shall have entered into an Employment Agreement and

Covenant Not to Compete with R. Mason and shall have entered into a

Covenant Not to Compete with J. Gow and M. Gow, in form and substance as set forth in Schedule 8.A attached hereto.

          B.   Buyer shall have entered into an Employment Agreement and

Covenant Not to Compete with each of the individuals listed in Schedule

8.B, substantially in form and substance as set forth in Schedule 8.B attached hereto.

          C.   Buyer and HRH shall have complied in all material respects with all representations, warranties, conditions, covenants and agreements required under this Agreement to be performed or complied with by Buyer or HRH on or before Closing.

          D.   No material suit, action or proceeding, or governmental

investigation, against or concerning, directly or indirectly, Buyer or

HRH which has not been previously disclosed to Seller, shall have been instituted or reinstituted, nor shall any basis therefor have arisen,

that might result in any order or judgment of any court or of any administrative agency which, in the opinion of the counsel for the

Seller, renders it impossible or inadvisable for the Seller to consummate or cause to be consummated the transactions contemplated by this

Agreement.

          E.   All transactions contemplated hereby, and the form and

substance of all legal proceedings and of all instruments used or delivered hereunder, shall be reasonably satisfactory to counsel for the

Seller.

          F.   The Seller shall have received certified copies of

resolutions of the boards of directors of Buyer and HRH, to the extent deemed necessary by, and in form satisfactory to, counsel for the Seller,

authorizing the execution and delivery of this Agreement by the Buyer and

HRH and the consummation of the transactions contemplated hereby.

          G.   HRH shall have completed the acquisition by merger of

Buyer, except for the actual filing of the Certificate of Merger which shall be submitted for filing on the date of Closing.

          H.   Buyer shall have delivered such instruments of assignment

and assumption as are necessary to evidence Buyer's assumption of the

Assumed Liabilities.

          I.   Buyer shall have delivered the cash portion of the

Purchase Price pursuant to Section 2.A, and the contemplated noncompete payments under the agreements referenced in Section 8.A.

          J.   Buyer shall have executed and delivered a lease agreement

for the premises located at 344 Delaware Avenue, Buffalo, New York substantially in the form attached hereto as Exhibit 8.1.J.

     9.   Covenants of Seller and Shareholders.  Seller and Shareholders

covenant and agree that, except as otherwise consented to in writing by

Buyer and HRH:

          A.   Regular Course of Business.  Prior to the Transfer Date,

Seller will carry on its business diligently and in the ordinary course consistent with past management practices, except as otherwise contemplated by this Agreement.

          B.   Restricted Activities and Transactions of Seller.  Prior

to the Transfer Date, except as contemplated by this Agreement, Seller will not engage in any one or more of the following activities or transactions:

               (1)  except for indebtedness in the ordinary course of

business, issue, sell, deliver or agree to issue, sell or deliver any stock, bonds or other corporate securities of which Seller is the issuer

(whether authorized and unissued or held in treasury), or grant or issue or agree to grant or issue any options, warrants or other rights calling for the issue thereof;

                (2) borrow or agree to borrow any funds or voluntarily

incur, or assume or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability (absolute or contingent) except obligations and liabilities incurred in the ordinary course of business;

                (3) except in the ordinary course of business, mortgage,

pledge or encumber any part of its assets, tangible or intangible;

                (4) sell or transfer, or agree to sell or transfer, any

substantial part of its assets, property or rights; or cancel, or agree to cancel, any substantial debts or claims;

                (5) except in the ordinary course of business, enter, or

agree to enter, into any agreement or arrangement granting any preferential rights to purchase any of the assets, property, or rights of

Seller or requiring the consent of any party to the transfer and assignment of any such assets, property or rights;

                (6) except in the ordinary course of business, make or

permit any amendment or termination of any material contract, agreement or license to which it is a party;

                (7) make any material change in any profit-sharing,

bonus, deferred compensation, insurance, pension, retirement or other employee benefit plan, payment or arrangement, except as required by law;

                (8) except for minor acquisitions or dispositions

effected in the ordinary course of business, merge or consolidate with any other corporation, acquire control of any other corporation or business entity, or take any steps incident to or in furtherance of any of such actions whether by entering into an agreement providing therefor or otherwise;

                (9) make any material alteration in the manner of keeping

its books, accounts or records or in the accounting practices therein reflected; or

               (10) except for transactions not referred in clauses (1) -

(9), above, and except in the ordinary course of business, enter into any other material contract, agreement, course of action or transaction.

          C.   Confidentiality.  Seller will, and will use its reasonable efforts to cause its authorized representatives (including, without limitation, the Shareholders) to, hold in strict confidence and not disclose to any other party without the prior written consent of Buyer and HRH, all information received by them from Buyer or HRH in connection with the transactions contemplated hereby, and the terms of this

Agreement, except such information may be disclosed (i) where necessary to any regulatory authorities or governmental agencies, (ii) if required by court order or decree or applicable law, (iii) if it is or becomes publicly available without violation of any covenant of confidentiality or (iv) if it is otherwise contemplated herein.

          D.   Consents.  Seller will use its best reasonable efforts to

obtain or make at the earliest practicable date (and, with respect to those consents identified in Section 8.I, before Closing), all consents,

estoppel certificates and filings necessary to the consummation of the transactions contemplated hereby which are necessary to be obtained by

Seller or which are reasonably requested by Buyer or HRH.

          E.   Nonsolicitation Covenant.  Each of the Shareholders, by

signature hereto, covenants that he shall not for a period of five (5)

years after the Effective Date, directly or indirectly, except on behalf of Buyer, its successors or assigns, solicit or accept risk management,

insurance or bond business from any of the customers of Seller as of the moment immediately preceding the Effective Date.  Each of the

Shareholders, by signature hereto, acknowledges: (i) that this covenant is ancillary to this Agreement, is integral hereto and is independent of any other provision herein, (ii) that this covenant is reasonably necessary for the protection of Buyer's legitimate business interests;

(iii) that this covenant poses no undue hardship on the Shareholders and is reasonably limited as to duration and scope; and (iv) that this covenant is in addition to any covenants which Shareholders may make in any employment or other agreements executed or to be executed with Buyer.

Further, if any part of this covenant is deemed overbroad or void as against public policy, each of the Shareholders, by signature hereto,

acknowledges that such invalid portions shall be severable from this covenant and specifically requests that, upon such event, this covenant be reformed ("blue-pencilled") to permit Buyer to obtain the maximum permissible benefit from this covenant.

               Change of Name.  Immediately after the Closing, Seller and

Shareholders will change Seller's corporate name, thereby allowing Buyer to change its name to "S. H. Gow & Company, Inc."  Plans.

To take the actions required of them in Schedule 9.G at the times specified therein.

     10.  Covenants of Buyer and HRH.  Buyer and HRH covenant and agree that, except as otherwise consented to in writing by Seller and

Shareholders:

               Confidentiality.  Buyer and HRH each will, and each will use its reasonable efforts to cause its authorized representatives to, hold in strict confidence and not disclose to any other party without the prior written consent of Seller and Shareholders, all information received by them from Seller and Shareholders in connection with the transactions contemplated hereby, and the terms of this Agreement, except such information may be disclosed (i) where necessary to any regulatory authorities or governmental agencies, (ii) if required by court order or decree or applicable law, (iii) if it is or becomes publicly available without violation of any covenant of confidentiality or (iv) if it is otherwise contemplated herein.

               Financial Access for Shareholders.  From and after the Closing and continuing until the last payment owing from Buyer to Seller pursuant to

Section 2 hereof is made, Buyer shall deliver to each Shareholder (i)

within 30 days after the end of each calendar quarter, internally prepared financial statements of Buyer for the quarterly period then ended (and year ended, when applicable) in the form required to be provided to HRH, and (ii) upon the request of any Shareholder with at least 30 days prior notice, internally prepared financial statements of

Buyer for any specific month in the form required to be provided to HRH,

as well as any other financial information reasonably requested by any

Shareholder relevant to (i) the payments required under this Agreement,

(ii) any tax return of Seller or Shareholders with respect to periods prior to the Effective Date or (iii) any litigation or other legal proceeding involving matters relating to the operation of Seller's business prior to the Effective Date.

               Plans.  To take the actions required of them in Schedule 9.G at the times specified therein.

     11.  Accounts and Other Receivables.  Seller and Buyer agree that all accounts receivable of Seller as of the Pre-Effective Moment

(including commissions earned but not paid on business billed by Seller which was written and having an effective date prior to the Effective

Date, but excluding direct bill commissions not received by Seller prior to the Effective Date) to be attached hereto at Closing (and to be updated, if necessary, as soon thereafter as is practicable) as Schedule

11 belong to Seller and shall be paid to Seller in the manner described below.  Buyer shall collect all such accounts receivable for a period of six months after the Effective Date using collection practices and procedures which are substantially the same as those used by other HRH offices to collect their own receivables.  If any payment is received without an invoice enclosed or without reference to any specific invoice,

and if neither Seller nor Buyer is aware of a dispute as to the oldest balance of such account, then each such payment shall be applied to the oldest balance of that account first.  Not later than twenty (20) days after the end of any month, Buyer shall remit to Seller all receivables so collected for Seller, or if the escrow account to be established pursuant to Section 12 is underfunded, then and only to such extent,

Buyer shall instead deposit such amounts in such escrow account.  This arrangement shall continue until (i) all such existing receivables as of the Pre-Effective Moment have either been paid to Seller or (ii) six months after the Effective Date, whichever occurs first.  If at the end of such six month period any of such accounts receivable have not been collected, Seller shall have the right to continue to attempt to collect such amounts for its own account; provided that Seller agrees that it will not litigate any accounts receivable claim without the prior written consent of Buyer and HRH.  If Buyer does not grant such approval to

Seller within five (5) business days after written request, then Buyer shall purchase such receivable at its face value and Seller shall not pursue further collection efforts on such receivable.

     12.  Accounts Payable and Other Liabilities of Seller.  Seller and

Buyer mutually acknowledge and agree that Buyer is not assuming any of

Seller's accounts payable or other liabilities of any kind whatsoever,

whether arising prior to, on or after the Effective Date, other than the

Assumed Liabilities.  A list with Seller's Insurance Company Payables is attached hereto as Schedule 6.I.  Seller and Shareholders covenant and agree to pay all liabilities and payables owed by Seller which are related to its insurance business as they become due, other than any such liabilities or payables with respect to which there exists a reasonable basis to dispute the legal obligation to pay such liability or account payable.  To ensure full payment of Seller's liabilities, Buyer and

Seller agree that an amount equal to the greater of  $450,000 or 100% of

Insurance Company Payables ("Escrow Amount"), consisting of (a)

$_______________ drawn from the cash payable to Seller at Closing pursuant to Section 2.A and (b) $_______________ to be collected from the accounts receivable of Seller in due course after Closing, shall be held in co-escrow in an interest-bearing account at a financial institution of

Seller's choosing (which institution shall be reasonably available to HRH and Buyer, and, for the choice of which, neither HRH nor Buyer shall be liable in any way to Seller or Shareholders) and shall be drawn upon by joint signature of an officer of Buyer and the President of Seller

("Escrow Agents") and used to pay Seller's Insurance Company Payables,

Credit Receivables and other accounts payable listed on Schedule 6.I.

Receivables of Seller collected by Buyer after the Effective Date may be deposited into the Escrow Account if and to the extent the Escrow Account is underfunded. When all such liabilities required to be listed on

Schedule 6.I have been paid, excluding any such liabilities with respect to which, at Buyer's sole discretion, there is a reasonable basis to dispute Seller's legal obligation to pay, the Escrow Agents shall release the balance of the cash (including interest accrued) to Seller.  Evidence of payment of any such liability of Seller shall be in the form of a cancelled check, written receipt from the creditor or other evidence reasonably satisfactory to Buyer that all amounts owed or accrued up to the Effective Date have been paid.  The release of the balance of the cash to Seller  shall not relieve Seller of its obligation to pay any of its liabilities, including any contested liabilities should Seller be found liable.

     13.  Indemnification.

          A.   Indemnification by Seller and Shareholders.  Seller and

Shareholders covenant and agree that they shall jointly and severally indemnify and hold Buyer and HRH harmless from any and all damages or expenses (including legal costs and reasonable attorneys' fees) which

Buyer or HRH may suffer due to (a) any breach by Seller or Shareholders of any representations, warranties, conditions or covenants hereunder or

(b) the assertion against Buyer or HRH of any liability or claim relating to the operation of the business of Seller prior to the Effective Date

(except to the extent it is an Assumed Liability).

          B.   Indemnification by Buyer and HRH.  Buyer and HRH covenant

and agree that each shall jointly and severally indemnify and hold Seller and Shareholders harmless from any and all damages or expenses (including legal costs and reasonable attorney's fees) which Seller and Shareholders may suffer due to (a) any breach by Buyer or HRH of any representations,

warranties, conditions or covenants hereunder, (b) any failure of Buyer or HRH to pay or perform the Assumed Liabilities or (c) the assertion against Seller or any Shareholder or any liability or claim relating to the operation of the business of Buyer from and after the Effective Date.

          C.   Limitations on Indemnity.  Notwithstanding anything to the contrary in this Section 13, the maximum aggregate amount for which

Sellers and Shareholders, on one hand, or Buyer and HRH, on the other hand, shall be liable to the other at any time pursuant to this Section

13 shall be limited to the Purchase Price.

          D.   Right of Offset.  Buyer shall be entitled to offset

against any of the Deferred Obligations any and all amounts for which

Seller and Shareholders are required to indemnify Buyer and HRH pursuant to this Section 13.

               Buyer shall not have the right to exercise any right of

setoff pursuant to this Section 13.D until (i) with respect to any amount claimed in good faith to be owing directly from Seller or Shareholders to

Buyer (including, without limitation, in the event of a breach of a representation or warranty), Buyer has given Seller and Shareholders written notice of such setoff at least fifteen (15) days prior to exercising such right of setoff and either (A) neither Seller nor

Shareholders have objected to the amount of the setoff within such 15 day period or (B) if Seller or Shareholders have so objected in good faith to the amount of the setoff, the appropriate amount of setoff has been determined by good faith discussion between the parties or by arbitration as provided below or (ii) with respect to any amount owing from Seller or

Shareholders to Buyer for indemnification of amounts incurred by Buyer to any third person, Buyer shall have been required to make payment to such third Person.

          In the event that Seller or Shareholders object in good faith to the amount of any setoff claimed by Buyer pursuant to this Section and

Buyer and Seller or Shareholders, acting diligently and in good faith,

are unable to mutually agree upon the amount of such setoff within fifteen (15) days after Seller or Shareholders receive notice of the claim for setoff from Buyer, then either Buyer or Seller or Shareholders shall have the right, upon written notice to the other, to submit the dispute to arbitration in accordance with Section 3.D.2 hereof.

     14.  Miscellaneous.

          A.   Binding Nature, Assignments.  This Agreement shall be

binding upon and shall inure to the benefit of the parties hereto and their respective heirs, guardians, personal representatives, successors and assigns.  No amendment, modification, termination or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by all parties hereto.

          B.   GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND

CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF

VIRGINIA.

          C.   Headings and Exhibits.  The headings of the various

Sections herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.  All Schedules and other documents referred to in this Agreement are an integral part of this Agreement.

          D.   Notices.  Any notices or other communications required or

permitted hereunder shall be in writing and delivered at the addresses designated below, or mailed by overnight mail, registered or certified mail, return receipt requested, postage prepaid, addressed as follows, or to such other address or addresses as may hereafter be furnished by any party to the others in compliance with the terms hereof:

          If to Buyer or HRH, to:

          Mr. Robert H. Hilb, Chairman and
          Chief Executive Officer
          Hilb, Rogal and Hamilton Company
          4235 Innslake Drive
          P.O. Box 1220
          Glen Allen, Virginia  23060-1220

          With a copy to:

          Walter L. Smith, Esquire
          Hilb, Rogal and Hamilton Company
          4235 Innslake Drive
          P.O. Box 1220
          Glen Allen, Virginia  23060-1220

          If to Seller or Shareholders, to:

          Mr. Jeffrey Gow
          ____________________
          ____________________

          Mr. Michael Gow
          ____________________
          ____________________

          Mr. Richard Mason
          ____________________
          ____________________


          With a copies to:

          Douglas A. Yoh
          Marsh/Berry & Company
          7466 Auburn Road
          Concord, Ohio 44077

          Hodgson, Russ, Andrews, Woods & Goodyear, LLP
          1800 One M&T Plaza
          Buffalo, New York 14203
          Attention:  Todd M. Joseph, Esq.


All such notices and other communications shall be effective when delivered at the designated addresses or deposited in the mails in conformity with the provisions hereof.

          E.   Public Releases.  Buyer and Seller agree that they will

jointly approve public releases or letters to customers or the press concerning the consummation of the transactions contemplated by this

Agreement.

          F.   Casualty Loss.  The Seller shall bear the risk of loss,

destruction, or damage to the Assets caused by fire or other casualty through Closing Date.  Thereafter such risk shall shift to the Buyer.

               G.   Payment of Fees.  Buyer, Seller, HRH and Shareholders

shall each pay their own attorneys' fees and other expenses relating to this transaction.

          H.   Further Instruments and Actions.  The parties shall

execute and deliver such other documents and instruments as may be reasonably necessary (including, without limitation, obtaining the signatures of spouses) and shall take such further action as may be necessary or appropriate, to carry out the terms and purposes of this

Agreement.

          I.   Right to Modify or Amend.  The parties may at any time by

mutual agreement modify or amend this Agreement in any manner as agreed upon by them in writing.

          J.   Termination.  At any time prior to the Closing, the

parties may by mutual written agreement terminate this Agreement.  In the event this Agreement is so terminated, the parties shall have no liability to each other hereunder.

          K.   Complete Agreement.  This Agreement and the Schedules

hereto constitute the entire Agreement between the parties hereto with respect to the transactions contemplated herein.  No representation,

promise or inducement not included or required to be included herein shall be binding upon any party hereto.

          L.   Execution and Counterparts.  This Agreement may be

executed in any number of counterparts, each of which shall be deemed an original, but all of which shall represent one agreement.

M.   Severability.  Any provision of this Agreement which is invalid,

illegal or unenforceable shall be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof.

          N.   Understanding of Agreement.  Seller, Shareholders, HRH and

Buyer acknowledge that each has read and understood the provisions of this Agreement, and that this Agreement entered into voluntarily and after having had all opportunities to seek such advice as each may have wished to receive.

          O.   Later Acquisitions.  Seller and Shareholders acknowledge

that a later acquisition by Buyer of another insurance agency could affect the determination of Year 1, Year 2 and Year 3 Agency Profit and agree to cooperate with Buyer and HRH in making any adjustments as necessary to this Agreement to carry out its intent.  Any such acquisition proposed to be consummated prior to March 1, 2000 shall be subject to (a) the prior consent of Mr. Mason and (b) an agreement between Shareholders and Parent as to what adjustments are to be made in the determination of Agency Profit for each of the affected years.

          P.   Case and Gender.  Wherever required by the context of this

Agreement, the singular and plural cases and the masculine, feminine and neuter genders shall be interchangeable.

          Q.   HRH Policy on Post-Acquisition Cash Held by Buyer.  Seller

and Shareholders acknowledge that they have been informed of the policy of HRH not to allow cash and cash equivalents in excess of what HRH believes to be the appropriate amount of working capital for any of its operating offices to remain in an interest-earning account for the benefit of that office.  As such, Seller and Shareholders acknowledge that HRH will cause any such excessive amounts of cash and equivalents to be dividended to HRH, that such dividends would reduce interest earnings attributable to Buyer after the Effective Date, and that HRH has the right to declare such dividends.

          R.   Nonwaiver.  The waiver by any party of any provision of

this Agreement shall not operate or be construed as a waiver of any other provisions of this Agreement.

          S.   Guaranty of HRH.  HRH guarantees (a) the timely payment,

without any setoff or reduction (except as specifically agreed to herein), of all indebtedness, liabilities and obligations for the payment of money, regardless of kind, incurred for any purpose, now existing or hereafter arising, direct or indirect, absolute or contingent, similar or dissimilar, related or unrelated, due or not due, contractual or tortious, liquidated or unliquidated or arising by operation of law or otherwise, and (b) the timely performance of all other obligations whatsoever, that are now or hereafter owing by Buyer and Seller or

Shareholders pursuant to this Agreement or pursuant to any other agreement, instrument or certificate executed and delivered pursuant to or in connection with this Agreement, or arising in connection with the transactions contemplated hereby.  Such guaranty is a continuing guaranty and, to the extent it relates to the payment of any such amount, a guaranty of payment rather than collection.  Such guaranty is independent of and in addition to any other collateral or other security for the payment of any such amount or the performance of any such other obligations.

          WITNESS the following signatures:


                         SELLER:
                         S.   H. GOW & COMPANY, INC.


                         By ______________________________________
                         Its ______________________________________


                         HRH, ON BEHALF OF ITSELF AND
                         ITS TO BE ACQUIRED COMPANY, BUYER:

                         HILB, ROGAL AND HAMILTON COMPANY

                         By ______________________________________
                         Its ______________________________________


                         SHAREHOLDERS:


                         _________________________________________
                         Jeffrey Gow


                         _________________________________________
                         Michael Gow


                         _________________________________________
                         Richard Mason